Exhibit 10.2

TO:Timothy M. StorerDATE: September  6, 2017

FROM:James M. Moroney III

RE:2017 Performance-Based Restricted Stock Unit Award

On March 2, 2017, the Compensation Committee of the Board of Directors of A. H. Belo Corporation (the “Company”) approved for you an award of 80,000 Performance-Based Restricted Stock Units (the “PBRSUs”), subject to the terms of (i) this Award Notification, (ii) the Evidence of Grant attached hereto as Appendix A, (iii) the Performance Goals attached hereto as Appendix B, and (iv) the Termination Guidelines for Stock Options and Restricted Stock Units attached hereto as Appendix C.  On September  6, 2017, the Compensation Committee revised Appendix B, a copy of which is attached hereto.

Appendix A

A. H. Belo Corporation

2008 Incentive Compensation Plan

Evidence of Grant

For

Performance-Based Restricted Stock Unit Award

Under the terms of the A. H. Belo 2008 Incentive Compensation Plan (the “Plan”), Timothy M. Storer (“Employee” or “You”) has been awarded the Performance-Based Restricted Stock Units (the “PBRSUs”) by A. H. Belo Corporation (the “Company”), as described below.  The PBRSUs are subject to (i) the terms and conditions contained in this Evidence of Grant, and (ii) the applicable terms and conditions of the Plan, which are incorporated herein by reference.

1)

The Plan.  You acknowledge receipt of a copy of the Plan, and agree that the PBRSUs shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof, and to all of the terms and conditions of this Agreement.

2)

The Grant.  On March 2, 2017 (“Award Date”), the Compensation Committee of the Board of Directors (the “Committee”) granted to you 80,000 PBRSUs, each of which has a designated value equivalent to one share of the Company’s Series A Common Stock on the Award Date.  The Committee subsequently revised Appendix B on September 6, 2017. This Evidence of Grant contains revised Appendix B.

3)

Vesting.  The PBRSUs will become vested based on (i) attainment of the Performance Goals described on Appendix B, and (ii) your continuous employment with the Company until the first anniversary of the Award Date.  Any PBRSUs earned based on the attainment of the Performance Goals will vest on the later of (i) the first anniversary of the Award Date or (ii) within three (3) business days of the publication of the Company’s 2017 earnings release (in 2018).

4)

Payment.  The vested PBRSUs will be settled within ten (10) business days following the vesting date as follows: (i) 60% of such award shall be paid in shares of the Company’s Series A Common Stock, and (ii) 40% of such award shall be paid in cash.

5)

Termination of Employment.  Your right, if any, to payment with respect to your PBRSUs upon termination of employment with the Company or its subsidiaries is set forth in the termination guidelines attached as Appendix C to this Evidence of Grant.

6)

Change in Control.  In the event of a Change in Control as defined in the Plan, all of the PBRSUs will  become fully vested and earned at a deemed performance level equal to the greater of the target Performance Goal or the performance level determined by actual performance through the date ending on the date of the Change in Control.  Vested PBRSUs

Appendix A

will be paid at the earliest practicable date that payment may be made without violating any applicable provision of section 409A of the Internal Revenue Code.

7)

Section 409A Payment Rules.  Notwithstanding the general payment rules described in this Evidence of Grant and Appendix C, if the Company makes a good faith determination that a payment of your PBRSUs (i) constitutes a deferral of compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations and guidelines thereunder (“Section 409A”), (ii) is made to you by reason of your separation from service within the meaning of Section 409A, and (iii) at the time such payment would otherwise be made you are a specified employee within the meaning of Section 409A (using the identification methodology selected by the Company from time to time), the payment will be delayed until the earlier of (x) the first business day of the seventh month following your separation from service or (y) your death.  Furthermore, if your PBRSUs are no longer subject to a substantial risk of forfeiture prior to a Change in Control, and the Change in Control does not constitute a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 409A), the payment date of the PBRSUs will be determined without regard to the occurrence of the Change in Control.  Each payment of a portion of your PBRSUs will be considered, and is hereby designated as, a separate payment for purposes of Section 409A.

It is the Company’s intention that the PBRSUs will either be exempt from, or will satisfy the requirements of, Section 409A, and this Evidence of Grant will be construed in a manner to give effect to such intention.  Notwithstanding any other provision of this Evidence of Grant, the Company is not obligated to guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you will be responsible for any taxes imposed on you with respect to any such payment.

8)

Tax Withholding.  The Company will withhold from any payment to you all federal, state, city or other taxes (the “Applicable Taxes”) as may be required to be withheld pursuant to any law or governmental regulation or ruling.  In the event the Applicable Taxes exceed the value of the cash payment received upon vesting of any portion of the PBRSUs, you agree to provide to the Company a cash payment, in the form of a check or wire transfer of immediately available funds, in an amount equal to difference between the amount of Applicable Taxes and the amount of the cash payment.  This amount shall be paid to the Company not later than close of business on the applicable vesting date for such vested PBRSUs.

9)	General Information.

a)

Your right to receive the PBRSU grant or any payment with respect thereto will not be transferrable or assignable by you, other than with respect to a transfer upon your death by will or the laws of descent and distribution if you are entitled to payment of a vested portion of your PBRSUs that has not been paid as of the date of your death.

Appendix A

b)

Nothing contained in this Evidence of Grant will confer upon you any right to be employed by or remain employed by the Company or any of its subsidiaries or affiliates, or limit or affect in any manner the right of the Company and its subsidiaries and affiliates to terminate your employment or modify your compensation.

c)

You agree that any shares of the Company’s Series A Common Stock distributed pursuant to this Evidence of Grant will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities law.  You also agree that (i) the certificates representing the shares may bear such legend or legends as the Committee in its sole discretion deems appropriate in order to assure compliance with applicable securities laws, and (ii) the Company may refuse to register the transfer of the shares on the stock transfer records of the Company, and may give related instructions to its transfer agent, if any, to stop registration of such transfer, if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law.

d)

This Evidence of Grant is subject to all the terms, conditions, limitations and restrictions contained in the Plan.  In the event of any conflict or inconsistency between the terms hereof and the terms of the Plan, the terms of the Plan shall be controlling.

e)

Any notices or other communications provided for in this Evidence of Grant shall be sufficient if in writing. Any notices or communications shall be effectively delivered to you when provided to you at your principal place of employment or when sent by registered or certified mail to you at the last address you filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered when sent by registered or certified mail to the Company at its principal executive offices.

f)	This document will in all respects be interpreted, governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of laws rules.

Appendix B

Appendix B

Performance Goal

The following Performance Goals shall apply to the PBRSUs described in the attached Evidence of Award, dated March 2, 2017, between A. H. Belo Corporation, a Delaware corporation, and all of its Affiliates (collectively, the “Company”), and the Employee.

Performance Period:  January 1, 2017 through December 31, 2017.

Performance Goal:  The PBRSUs will be earned based on attainment of the 2017 Adjusted EBITDA Target.

•	The 2017 Adjusted EBITDA Target is $3,123,000.
•

If the DMV Portfolio achieves less than 95% of the 2017 Adjusted EBITDA Target for the Performance Period, then no portion of the PBRSUs will be earned. If the DMV Portfolio achieves 95% of the 2017 Adjusted EBITDA Target for the Performance Period, then 50% of the PBRSUs will be earned. If the DMV Portfolio achieves 100% (or more) of the 2017 Adjusted EBITDA Target for the Performance Period, then 100% of the PBRSUs will be earned.  If the DMV Portfolio achieves between 95% and 100% (or more) of the 2017 Adjusted EBITDA Target for the Performance Period, then the number of PBRSUs earned for the Performance Period will be determined using a straight line interpolation. The number of RSUs earned will be capped at 100% of the 2017 Adjusted EBITDA Target.

•

“Adjusted EBITDA” means DMV Portfolio (defined below) earnings before interest, taxes, depreciation and amortization, adjusted for (adding back) severance-related expenses, acquisition costs and expenses, litigation and litigation settlement costs and expenses, and stock-based compensation expenses to the extent applicable to DMV (defined below) or, for periods after the consolidation of the DMV Portfolio, the DMV Portfolio.

•

Attainment of the 2017 Adjusted EBITDA Target for will be determined based on the sum of (A) the Adjusted EBITDA for DMV (defined below) for the period prior to the date of the consolidation of the DMV Portfolio and (B) the consolidated Adjusted EBITDA for the DMV Portfolio for the remainder of that year from and after the date of such consolidation.

•	“DMV Portfolio” means consolidated operations of DMV Digital Holdings, Inc. (“DMV”), Your Speakeasy, LLC and Connect.

(Revised September 6, 2017)

Appendix C

A. H. Belo Corporation

Incentive Compensation Plan

Termination Guidelines for Stock Options and Restricted Stock Units

The following guidelines will determine the effect of a Participant’s termination of employment on the Participant’s outstanding stock options and restricted stock units (RSUs).  For purposes of these guidelines, a year of service will be determined in the same manner as a year of service under the A. H. Belo Savings Plan as amended from time to time.

Termination Reason All Participants (Regardless of Retirement[1] Eligibility)	Stock Options	Time-Based RSUs	Performance-Based RSUs
Discharge for Cause[2]	All options, unvested and vested, are forfeited immediately	Unvested RSUs are forfeited immediately	Unvested RSUs are forfeited immediately
Death or Long-Term Disability[3]	Unvested options fully vest and remain exercisable for original term of option	Unvested RSUs fully vest and are paid as soon as practicable	RSUs still subject to performance goals (within one-year of grant) are forfeited immediately. RSUs earned after the one-year performance period become fully vested and are paid as soon as practicable

Termination Reason Participants Who Are Not Retirement[1] Eligible	Stock Options	Time-Based RSUs	Performance-Based RSUs
Voluntary Resignation	All options, unvested and vested, are forfeited immediately	Unvested RSUs are forfeited immediately	Unvested RSUs are forfeited immediately
Discharge Without Cause[2] (Named Executive Officers and Publishers)	Unvested options are forfeited immediately. Vested options remain exercisable for the shorter of one year from date of termination or the original term of option	Unvested RSUs are forfeited immediately	Unvested RSUs are forfeited immediately
Discharge Without Cause[2] (Participants with 10 or more years of service)	Unvested options are forfeited immediately. Vested options remain exercisable for the shorter of one year from date of termination or the original term of option	Unvested RSUs are forfeited immediately	Unvested RSUs are forfeited immediately
Discharge Without Cause[2] (Participants with more than 5 but less than 10 years of service)	Unvested options are forfeited immediately. Vested options remain exercisable for the shorter of six months from date of termination or the original term of option	Unvested RSUs are forfeited immediately	Unvested RSUs are forfeited immediately

Appendix C

A. H. Belo Corporation

Incentive Compensation Plan

Termination Guidelines for Stock Options and Restricted Stock Units

Termination Reason Participants Who Are Not Retirement[1] Eligible	Stock Options	Time-Based RSUs	Performance-Based RSUs
Discharge Without Cause[2] (Participants with 5 or fewer years of service)	Unvested options are forfeited immediately. Vested options remain exercisable for the shorter of three months from date of termination or the original term of option	Unvested RSUs are forfeited immediately	Unvested RSUs are forfeited immediately

Termination Reason Retirement[1] Eligible Participants (Age 55+ and 3-Years Service)	Stock Options	Time-Based RSUs	Performance-Based RSUs
Voluntary Resignation	Unvested options vest immediately and remain exercisable for original term of option	Unvested RSUs fully vest and are paid as soon as practicable	RSUs still subject to performance goals (within one-year of grant) are forfeited immediately. RSUs earned after the one-year performance period become fully vested and are paid as soon as practicable
Discharge Without Cause[2]	Unvested options vest immediately and remain exercisable for original term of option	Unvested RSUs fully vest and are paid as soon as practicable	RSUs still subject to performance goals (within one-year of grant) are forfeited immediately. RSUs earned after the one-year performance period become fully vested and are paid as soon as practicable

Notwithstanding these termination guidelines, if you are an officer of A. H. Belo or one of its operating companies, your payment will be deferred for 6 months after termination of employment if necessary to comply with Section 409A of the Internal Revenue Code.

In the event of a Change in Control as defined in the Plan, all options and RSUs will vest immediately. Vested RSUs will be paid at the earliest practicable date that payment may be made without violating any applicable provision of Section 409A of the Internal Revenue Code.

1Retirement means that you have incurred a separation from service within the meaning of Section 409A of the Internal Revenue Code, other than due to death, long-term disability or discharge for cause, after attaining age 55 and completing three years of service as determined under the A. H. Belo Savings Plan.

2Cause is determined by the Compensation Committee

3Long-Term Disability means disability within the meaning of Section 409A of the Internal Revenue Code